This filing supplements the Pricing Supplement No. 5 filed on April 11, 2002, to correct the date in the first line of the title thereof.

       PRICING SUPPLEMENT NO. 5 DATED APRIL 10, 2002 TO PROSPECTUS DATED
       AUGUST 28, 1998 AND PROSPECTUS SUPPLEMENT DATED SEPTEMBER 24, 1998
                           THE NEW YORK TIMES COMPANY
                               MEDIUM-TERM NOTES
                                  (FIXED RATE)

                 Due more than nine months from date of issue.

Principal Amount:                                       $50,000,000
Price to Public:                                        99.828%
Agent's Commission:                                     0.500%
Net Proceeds to Issuer:                                 $49,664,000
Selling Agents:                                         Banc of America Securities LLC
                                                        Banc One Capital Markets Inc.
                                                        JPMorgan Securities, Inc.
Original Issue Date:                                    April 15, 2002
Coupon Rate:                                            5.35%
Interest Payment Dates:                                 February 15 and August 15, commencing August
                                                        15, 2002
Stated Maturity Date:                                   April 16, 2007
Regular Record Dates:                                   February 1 and August 1
Specified Currency:                                     US Dollars
Redeemable by this Company:                             No
Redemption Commencement Date:                           Not Applicable
Redemption Price:                                       Not Applicable
Redemption Period:                                      Not Applicable
Repayable at the option of Holder:                      No
Repayment Dates:                                        Not Applicable
Repayment Prices:                                       Not Applicable
Form:
                                               /X/      Global Notes
                                               / /      Certified
Discount Rate:                                          None
Default Rate:                                           None

Other Provisions:

The aggregate principal amount of this offering is $50,000,000 and relates only to Pricing Supplement No. 5. Notes may be issued by The New York Times Company in the aggregate principal amount of up to $300,000,000 or its equivalent in one or more currencies or composite currencies. To date, including this offering, an aggregate of $248,000,000 of Notes is outstanding.